Marketing and Sales Agreement	September 1, 2004
Summit Environmental Corp., Inc. & VASA, Ltd, Inc.	Page 1 of 5

DISTRIBUTION AND SALES AGREEMENT
(Summit - VASA, Ltd.)

This agreement (the “Agreement”) is entered into effective September 1, 2004, by and between Summit Environmental Corporation, Inc. (“Summit”), a Texas corporation, and VASA Enterprise Company, Ltd. hereinafter referred to as (“VASA”).

In consideration of the representations, promises and undertakings set forth below, the parties agree as follows:

1.	Representations by Summit. Summit Represents to VASA as follows:

1.1
Summit either manufactures or has other companies manufacture for it certain products listed on Exhibit 1 attached hereto (the “Products”). Summit has the exclusive right to manufacture and market each of the Products in any territory or industry world wide due to Summit’s ownership of the patents and/or patent rights of Surfactant Blend A - FlameOut®, FlameOut® Foam, (previously Surfactant Blend A-ColdFire 302).

1.2
Summit enters into marketing agreements with companies to market the Products in specific areas of the world. Based upon the representations and covenants of VASA below, Summit is willing to assign VASA the marketing rights named herein on the terms set forth below.

1.3
Summit agrees to not unreasonably deny VASA their request to amend the Exhibit 2 enabling VASA to expand its exclusive marketing and distribution network into others marketing areas; as they become known, provided that Summit has not already established a distribution network in said specific market.

1.4
Summit shall extend to VASA the rights to include FlameOut® or FlameOut® Foam in fire extinguishing units manufactured by entities other than VASA but with the sole approval authority remaining with Summit. These systems shall include those already designed for residential-commercial use or those yet to be manufactured which would include FlameOut®. This provision shall include FlameOut® contained in sealed containers or existing FlameOut® containers.

2.	Representations by VASA. VASA represents to Summit as follows:

2.1	VASA is a marketing entity which has a manufacturers representation presence, specifically the country of Taiwan.

Marketing and Sales Agreement	September 1, 2004
Summit Environmental Corp., Inc. & VASA, Ltd, Inc.	Page 2 of 5

2.2
VASA is an experienced marketer and product supplier to the industry or market herein mentioned. It has the contacts and sales representatives needed to market the products in the territories or industries described herein. Further, VASA possesses the contacts and representation to service the accounts established by sales resulting from this agreement.

3.
Appointment of VASA as Marketing, Sales Representative for Summit. Summit authorizes VASA to market the Products along with the use of its trademarks and trade names so long as Summit is acknowledged in conjunction with said usage in specific geographic areas (the “Territories”) or industries (the “Industries”) described in Exhibit 2 attached hereto. VASA will use its best efforts to research, develop, test, and evaluate the Products and their potential in the Territories and Industries. VASA may market the Products themselves or designate sub-marketers with in the Territories and Industries.

4.	VASA Obligations. VASA covenants to do the following:

4.1	Identify the Territory or Industry for which each sale Product(s) is to be made.

4.2	Exert its best effort to market the Products in the Territories and Industries.

4.3	Not sell or promote competing products in the Territories and Industries.

4.4	Utilize The Summit website and marketing data currently to reflect the integrity of the products and their unique certification and listings.

4.5
VASA acknowledges Summit’s position of final approval for the use of FlameOut® in various fire extinguishing systems as contained in paragraph 1.4 herein. The use of FlameOut ® will result in a royalty payable to Summit per said granting of repackaging rights, which will be defined by a separate amendment to this agreement.

5. Summit’s Obligations. Summit covenants to do the following:

5.1	Deliver as promptly as practicable all VASA orders, FOB, point of origin, by shipment to such locations as VASA shall designate, unless VASA shall accept delivery by use of their own vendor.

5.2
With regard to VASA marketing rights, Summit agrees not sell Products to persons other than VASA within the Territories or Industries, within the scope of those registered to Exhibit 2 herein and protected by the non-circumvention /non-disclosure agreement between the two parties herein dated September 1, 2004.

Marketing and Sales Agreement	September 1, 2004
Summit Environmental Corp., Inc. & VASA, Ltd, Inc.	Page 3 of 5

5.3
Promptly refer to VASA all leads, inquiries or prospects regarding potential purchasers of the Products within any Territory or Industry of the marketing rights, which are not excluded by exhibit 3 examples of which is captioned in 5.2 above.

5.4	Provide VASA with suggested retail/wholesale list prices for the Products in their respective Territories or Industries.

6.
Prices and Terms of Payment. Exhibit 1 lists the prices Summit shall charge for each Product. Upon 90 days written notice from Summit to VASA, Summit may change these prices, but only to reflect (1) demonstrated increases in Summit’s direct costs of goods and/or (2) increases in the consumer price index published by the U.S. Department of Labor. All prices are FOB, point of origin. Payment terms are cash with order (50% down and 50% balance due on shipping readiness), or an irrevocable letter of credit on a bank favorable to Summit.

7.
Delivery. Each shipment order will have a pre-negotiated delivery date for delivery due to the customer, size of order, and the product with any specific requirements for said order, if delivered to an entity other than VASA.

In General:

7.1	FlameOut® Bulk Products - 3 weeks. Summit shall have sufficient inventory to fill order of up to 3 pallets at all times.

7.2	FlameOut® Foam - 4 weeks.

7.3	Custom-made Products - 8 weeks or longer.

8.
Use of Name and Trademarks. VASA shall prominently display and use Summit’s name, trademarks, trade names, and logos in the operation of the marketing rights granted herein. VASA may indicate in signs, advertising, and other publicity and marketing materials that VASA is authorized as marketing representation of Summit’s Products as contained in Exhibit 2 herein. VASA shall not use Summit’s name in VASA’s own corporate name or any fictitious business name.

9.
Warranties. Summit shall provide VASA with a standard warranty for each Product VASA markets on behalf of Summit upon request. The warranties shall conform to reasonable commercial standards when compared to other competitive products. VASA shall pass through the warranties to all persons who purchase any Product from Summit/ VASA without varying any of the warranties’ terms or provisions. Summit shall repair or replace any Product covered by a warranty that malfunctions, fails to operate or is otherwise defective.

Marketing and Sales Agreement	September 1, 2004
Summit Environmental Corp., Inc. & VASA, Ltd, Inc.	Page 4 of 5

10.	Indemnities. The parties shall indemnify each other as follows:

10.1
VASA shall indemnify Summit and hold Summit harmless against, and defend against, each claim and damage of every kind for injury to or death of any person or for damage to or loss of property, arising out of or attributed, directly or indirectly, to the conduct, operations or performance of VASA.

10.2
Summit shall indemnify VASA and hold VASA harmless against, and defend against, each claim and damage of every kind arising out of any defects, failures or malfunctions of any Product, except those caused by VASA or otherwise arising out of or attributed, directly or indirectly, to the conduct, operations or performance of VASA. Summit shall at all times maintain product liability insurance covering all Products sold to or through VASA with a maximum limit of $2 million per occurrence. Such policy of insurance shall name VASA as an additional insured party, and Summit shall provide a copy of such a certificate of the policy to VASA upon the execution of this agreement.

11.	Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party. A change in control of VASA shall be considered an assignment.

12.
Termination of the Agreement. Each party to this Agreement, at its option, and without prejudice to any other remedy it may have at law or in equity, may terminate the Agreement on 30 days’ notice to the other party for any of the following causes not corrected within such 30 days’ notice period: If the other party -

12.1	Is adjudged as voluntarily or involuntarily bankrupt.

12.2	Allows a money judgement against it to remain unsettled for 90 days or longer.

12.3	Becomes insolvent or has a receiver of its assets or property appointed.

12.4	Makes an assignment for the benefit of its creditors.

12.5	Institutes or suffers to be instituted a proceeding for the reorganization or rearrangement of its affairs.

12.6	Defaults in the performance of any material obligation under this Agreement.

Marketing and Sales Agreement	September 1, 2004
Summit Environmental Corp., Inc. & VASA, Ltd, Inc.	Page 5 of 5

13.
Disputes. All disputes concerning this Agreement’s interpretation or validity, or the performance by the parties of their obligations under this Agreement, shall be governed by and resolved in accordance with the laws of the State of Texas, county of Gregg. In any legal or equitable action or arbitration between the parties, the prevailing party shall be entitled to recover its reasonable attorney’s fees and its other costs of the action or proceeding. No waiver by a party may constitute a breach of this Agreement by the other party, or any delay or failure by a party to exercise any right given to it hereunder or to insist upon the strict performance by the other party of its obligations hereunder, shall constitute a waiver by either party of its right at any time to insist upon the strict compliance by the other party with the provisions hereof.

14.
Entire Agreement. This Agreement supersedes all earlier agreements between the parties. It contains all the terms and conditions agreed upon by the parties with reference to its subject matter. It can be changed or modified by written instrument only, executed by both parties.

15.
Notices. Any Notices a party sends to the other party pursuant to this Agreement (as distinguished from notices sent pursuant to litigation or dispute arbitration) shall be deemed delivered, if sent by regular mail, three days after deposited in a post office; if sent by fax or electronic mail, the day of receipt if received on a regular business day before 5:00 p.m., otherwise, the next business day; or if sent by certified mail or courier delivery, the day of receipt. The addresses of the parties are as follows or as may be changed by written notification by one party to the other party:

Summit Environmental Corporation, Inc.	VASA Enterprise Company, Ltd
133 E. Tyler Street	1F, No. 26-1, Lane 431
Longview, TX 75601	Sung-Chiang Rd
Fax: 903-758-1903	Taipei, 104 Taiwan, ROC

Summit Environmental Corporation, Inc.	VASA Enterprise Company, Ltd

By: /s/ Keith Parker	By: /s/ Jason Wu
B. Keith Parker, CEO	Jason Wu

Date: September 1, 2004	Date: September 1, 2004